SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

    Filed by the registrant  [X]
    Filed by a party other than the registrant  [   ]
    Check the appropriate box:
    [   ]  Preliminary proxy statement.
    [   ]  Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).
    [X]  Definitive proxy statement.
    [   ]  Definitive additional materials.
    [   ]  Soliciting material pursuant to Rule 14a-12.

FRONTIER OIL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of filing fee (Check the appropriate box):
    [X]  No fee required.
    [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.)

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

      [   ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

March 18, 2002

To Our Shareholders:

         On behalf of the Board of Directors, I cordially invite all shareholders to attend the Annual Meeting of Frontier Oil Corporation to be held on Thursday, April 18, 2002 at 9:00 a.m. in the offices of Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P. located at 600 Travis, Suite 4200, Houston, Texas. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company’s 2001 Annual Report to shareholders, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company in 2001.

         Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend and your shares are not registered in your own name, please ask the broker, trust, the meeting bank or other nominee that holds the shares to provide you with evidence of your share ownership.

         Thank you for your support.

Sincerely, James R. Gibbs Chairman of the Board, President and Chief Executive Officer

10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411 (713) 688-9600 fax (713) 688-0616

10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 18, 2002

To Our Shareholders:

        The 2002 Annual Meeting of Shareholders of Frontier Oil Corporation (the “Company”) will be held in the offices of Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P. located at 600 Travis, Suite 4200, Houston, Texas at 9:00 a.m. on Thursday, April 18, 2002, for the following purposes:

1.	To elect seven directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

2.	To ratify and approve the amendment of the Frontier Oil Corporation 1999 Stock Plan.

3.	To act upon any and all matters incident to the foregoing and to transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

        The Board of Directors recommends that you vote FOR each of the first two proposals set forth above. The accompanying Proxy Statement contains information relating to each of such proposals. The holders of record of the Company’s common stock at the close of business on March 4, 2002 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors, J. Currie Bechtol Vice President-General Counsel & Secretary

Houston, Texas
March 18, 2002

FRONTIER OIL CORPORATION

10000 Memorial Drive, Suite 600

Houston, Texas 77024-3411

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

        This Proxy Statement is furnished by the Board of Directors of Frontier Oil Corporation (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 18, 2002, and at any postponement or adjournment thereof. The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the notice attached hereto. The form of proxy also confers discretionary authority with respect to amendments or variations to matters identified in the notice of meeting and any other matters, which may properly come before the meeting. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about March 18, 2002.

        A shareholder who has given a proxy may revoke it as to any motion on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company in care of Computershare Investor Services, 2 North La Salle, Chicago, Illinois 60602 (“Computershare”) or at the executive offices of the Company, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting on such date.

        The cost of solicitation of these proxies will be paid by the Company, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to and solicitation of proxies from the shareholders of record. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by fax, telex, telephone and personal interview.

VOTING SECURITIES

        All shareholders of record as of the close of business on March 4, 2002 are entitled to notice of and to vote at the meeting. On March 4, 2002, the Company had 25,631,477 shares of common stock, without par value (“Common Stock”), outstanding excluding Common Stock held by the Company. The Common Stock is the only class of voting securities of the Company. Shareholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date. The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum at the meeting, the meeting may be postponed or adjourned from time to time without notice, other than announcement at the meeting, until a quorum shall be formed.

        In conformity with Wyoming law and the bylaws of the Company, directors shall be elected by a plurality of the votes cast by shareholders entitled to vote in the election at a meeting at which a quorum is present. Cumulative voting for the election of directors is not permitted. Action regarding the ratification of the amendment of the Frontier Oil Corporation 1999 Stock Plan will be approved if the votes cast in favor exceed the votes cast opposing such proposal. Abstentions are counted as “shares present” at the meeting for purposes of determining the presence of a quorum while broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are not considered “shares present” with respect to any matter. Accordingly, abstentions will have no effect on the outcome of the election of directors but with respect to any other proposal will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

ANNUAL REPORT

        The annual report to shareholders, including consolidated financial statements, accompanies this Proxy Statement. Such annual report does not form any part of the proxy solicitation materials.

PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of March 4, 2002, the beneficial ownership of the Company’s Common Stock, with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding voting securities, excluding Common Stock held by the Company:

                                                               Amount and Nature
                                                                 Of Beneficial           Percentage of Shares
  Name and Address of Beneficial Owner                             Ownership              of Common Stock (l)
  ------------------------------------                             ---------              -------------------

Ingalls & Snyder LLC                                              3,076,393(2)                   12.0
61 Broadway
New York, NY 10006

Oppenheimer Funds, Inc.                                           2,911,900(3)                   11.4
498 Seventh Avenue
New York, NY 10018

Oppenheimer Main Street Growth &                                  2,428,600(3)                    9.5
  Income Fund
6803 S. Tucson Way
Englewood, CO  80112

Kornitzer Capital Management, Inc.                                2,403,200(4)                    9.4
P.O. Box 918
Shawnee Mission, KS 66201

Great Plains Trust Company                                        1,577,000(4)                    6.2
4705 Mission Road
Westwood, KS 66205

(1)	Represents percentage of 25,631,477 outstanding shares of the Company as of March 4, 2002.

(2)	Ingalls & Snyder LLC (“Ingalls & Snyder”) has filed with the Commission a Schedule 13G, dated September 6, 1995, and amendments thereto, dated December 8, 1995, January 17 and June 10, 1996, January 29 and July 28, 1997, February 9, 1998, February 5, 1999, January 26, 2000, February 7, June 12 and November 13, 2001 and February 12, 2002. Based on the most recent amendment, Ingalls & Snyder has sole voting power with respect to 224,125 of the above shares, sole dispositive power with respect to 224,125 of the above shares and shared dispositive power with respect to 2,852,268 of the above shares of Common Stock.

(3)	Oppenheimer Funds, Inc. (“Oppenheimer”) has filed with the Securities and Exchange Commission (the “Commission”) a Schedule 13G, dated October 22, 1999, and an amendment thereto, dated February 8, 2002 (filed jointly with Oppenheimer Main Street Growth & Income Fund (“Oppenheimer Main Street”)). Based on the amendment, (i) Oppenheimer has sole voting power with respect to no shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 2,911,900 shares of Common Stock, and (ii) Oppenheimer Main Street has sole voting power and shared dispositive power with respect to 2,428,600 shares of Common Stock.

(4)	Kornitzer Capital Management, Inc. (“KCM”) has filed with the Commission a Schedule 13G, dated March 29, 1996, and amendments thereto, dated February 10, 1997, February 17, 1998 (filed jointly with Great Plains Trust Company (“Great Plains”)), two amendments dated February 27, 1999 (one of which was filed jointly with Great Plains) and two amendments dated February 14, 2001 (one of which was filed jointly with Great Plains). Based on the most recent amendments, (i) KCM has shared voting power and shared dispositive power with respect to 2,403,200 shares of Common Stock, and (ii) Great Plains has shared voting power and shared dispositive power with respect to 1,577,000 shares of Common Stock.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth, as of March 4, 2002, the amount of Common Stock beneficially owned by: (i) each director of the Company, (ii) the Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer and (iii) all directors and those executive officers as a group:

                                                                   Amount and Nature
                                                                     of Beneficial       Percentage of Shares
Name                                                                   Ownership            of Common Stock(1)
----                                                                   ---------            ------------------

James R. Gibbs (2)............................................           906,831(5)                4
Douglas Y. Bech (2)(3)........................................            24,250                   *
G. Clyde Buck (2)(3)..........................................            14,250                   *
T. Michael Dossey (2)(4)......................................             5,500                   *
James H. Lee (2)(3)...........................................            11,750                   *
Paul B. Loyd, Jr. (2)(3)......................................            14,250                   *
Carl W. Schafer (2)(3)........................................            19,250                   *
Julie H. Edwards..............................................           336,462(6)                1
W. Reed Williams..............................................           110,250(7)                *
J. Currie Bechtol.............................................           103,445(8)                *
Jon D. Galvin.................................................           150,204(9)                1
Directors and executive officers as a group (11 persons)......         1,696,442                   7

*  Less than 1%

(1)	Represents percentage of outstanding shares plus shares issuable upon exercise of all stock options owned by the individual listed that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table, assuming stock options owned by all other shareholders are not exercised. As of March 4, 2002, 25,631,477 Common Stock were outstanding.

(2)	Director.

(3)	Includes 11,250 shares with respect to which he has the right to acquire under one of the Company’s stock option plans within 60 days of the date for which beneficial ownership is provided in the table.

(4)	Includes 5,000 shares with respect to which he has the right to acquire under one of the Company’s stock option plans within 60 days of the date for which beneficial ownership is provided in the table.

(5)	Includes 580,000 shares with respect to which Mr. Gibbs has the right to acquire under one of the Company’s stock option plans within 60 days of the date for which beneficial ownership is provided in the table and 86,587 shares of unvested shares of Restricted Stock as to which Mr. Gibbs has voting power pursuant to the Restricted Stock Plan described on page 19. Mr. Gibbs owns and has sole voting and sole dispositive power with respect to 240,244 shares.

(6)	Includes 196,750 shares with respect to which Ms. Edwards has the right to acquire under one of the Company’s stock option plans within 60 days of the date for which beneficial ownership is provided in the table and 38,604 shares of unvested shares of Restricted Stock as to which Ms. Edwards has voting power pursuant to the Restricted Stock Plan described on page 19. Ms. Edwards owns and has sole voting power and sole dispositive power with respect to 101,108 shares.

(7)	Includes 80,000 shares with respect to which Mr. Williams has the right to acquire under one of the Company’s stock option plans within 60 days of the date for which beneficial ownership is provided in the table and 21,687 shares of unvested shares of Restricted Stock as to which Mr. Williams has voting power pursuant to the Restricted Stock Plan described on page 19. Mr. Williams owns and has sole voting power and sole dispositive power with respect to 8,563 shares.

(8)	Includes 88,000 shares with respect to which Mr. Bechtol has the right to acquire under one of the Company’s stock option plans within 60 days of the date for which beneficial ownership is provided in the table and 15,445 shares of unvested shares of Restricted Stock as to which Mr. Bechtol has voting power pursuant to the Restricted Stock Plan described on page 19.

(9)	Includes 93,000 shares with respect to which Mr. Galvin has the right to acquire under one of the Company’s stock option plans within 60 days of the date for which beneficial ownership is provided in the table and 33,404 shares of unvested shares of Restricted Stock as to which Mr. Galvin has voting power pursuant to the Restricted Stock Plan described on page 19. Mr. Galvin owns and has sole voting power and sole dispositive power with respect to 23,800 shares.

PROPOSAL 1:

ELECTION OF DIRECTORS

        A Board of Directors is to be elected, with each director to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed. The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control “FOR” the election of the Board of Directors’ nominees, unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees

        All of the persons listed below are members of the present Board of Directors and have consented in writing to be named in this Proxy Statement and to serve as a director, if elected.

        Mr. James R. Gibbs (57) joined the Company in February 1982 and has been President and Chief Operating Officer since January 1987. He assumed the additional position of Chief Executive Officer on April 1, 1992 and additionally became Chairman of the Board on April 29, 1999. Mr. Gibbs is a member of the Board of Directors of Smith International, Inc., an oil field service company; an advisory director of Frost National Bank in Houston; a director of Veritas DGC Inc., a seismic service company; and a director of Gundle/SLT Environmental, Inc., an environmental service company. Mr. Gibbs was elected a director of the Company in 1985.

        Mr. Douglas Y. Bech (56) has been Chairman and Chief Executive Officer of Raintree Resorts International, Inc. since August 1997. From 1994 to 1997, Mr. Bech was a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. of Houston, Texas. Since 1994, he has also been a managing director of Raintree Capital Company, L.L.C., a merchant banking firm. From 1993 to 1994, Mr. Bech was a partner of Gardere & Wynne, L.L.P. of Houston, Texas. From 1970 until 1993, Mr. Bech was associated with and a senior partner of Andrews & Kurth L.L.P. of Houston, Texas. Mr. Bech is a member of the Board of Directors of Pride Refining, Inc., the general partner of Pride Companies, L.P., a products pipeline and crude gathering company and j2 Global Communications, Inc., an internet document communications company. He was appointed a director of the Company in 1993.

        Mr. G. Clyde Buck (64) has been a Senior Vice President and Managing Director of the investment banking firm Sanders Morris Harris, Inc. (including predecessor firms) since 1998. From 1983 to 1998, he was a Managing Director of Dain Rauscher Corporation, also an investment banking firm. Mr. Buck is also a member of the Board of Directors of Smith International, Inc., an oilfield service company. He was appointed a director of the Company in 1999.

        Mr. T. Michael Dossey (59) is a management consultant affiliated with the Adizes Institute of Santa Barbara, California. Prior to joining Adizes in April 2000, Mr. Dossey spent 35 years with the Shell Oil Company and its affiliates. His last assignment with Shell was General Manager-Mergers and Acquisitions for Equilon Enterprises LLC, an alliance between the domestic downstream operations of Shell and Texaco. He also had been Vice President and Business Manager for Shell Deer Park Refining Company, which was a joint venture operation with Pemex. Previously, he spent several years in Saudi Arabia where he was General Operations Manager for Saudi Petrochemical Company, a joint venture between Shell and the Saudi Arabian government. Earlier in his career, Mr. Dossey's positions included various business and operational positions in Shell's refining and petrochemical operations domestically and in Europe. Mr. Dossey is a member of the advisory board of Verticore Technologies, Inc. and the marketing advisory board of Management Vitality Company, management consulting companies. He was appointed a director of the Company in 2000.

        Mr. James H. Lee (53) is Managing General Partner and principal owner of Lee, Hite & Wisda Ltd., an oil and gas consulting firm, which he founded in 1984. From 1981 to 1984, Mr. Lee was a Principal with the oil and gas advisory firm of Schroder Energy Associates. He had prior experience in investment management, corporate finance and mergers and acquisitions at Cooper Industries Inc. and at White, Weld & Co. Incorporated. Mr. Lee is a member of the Board of Directors of Forest Oil Corporation, an oil and gas exploration and production company. He was appointed a director of the Company in 2000.

        Mr. Paul B. Loyd, Jr. (55) served as Chairman of the Board and Chief Executive Officer of R&B Falcon Corporation, the world's largest offshore drilling company, from December 1997 until its merger in January, 2001, with Transocean Sedco Forex. From April 1991 until December 1997 Mr. Loyd was Chairman of the Board and Chief Executive Officer of Reading and Bates, and prior to that time he had served as Assistant to the president of Atwood Oceanics International, President of Griffin-Alexander Company, and Chief Executive Officer of Chiles-Alexander International, Inc., all of which are companies in the offshore drilling industry. He has served as consultant to the Government of Saudi Arabia, and was a founder and principal of Loyd & Associates, Inc., an investment company focusing on the energy industry. Mr. Loyd is a member of the Board of Directors of Carrizo Oil & Gas, Inc., a member of the Board of Directors of Enterprise Oil, Plc., a member of the Board of Directors of Transocean Sedco Forex and serves on the Board of Trustees of Southern Methodist University and the Executive Board of the Cox School of Business. He was appointed a director of the Company in 1994.

        Mr. Carl W. Schafer (66) has been the President of the Atlantic Foundation, a charitable foundation, since 1990. From 1987 until 1990, Mr. Schafer was a principal of the investment management firm of Rockefeller & Co., Inc. Mr. Schafer presently serves on the Board of Directors of Roadway Express, Inc., a transportation company; the PaineWebber and Guardian Groups of Mutual Funds, registered investment companies; Electronic Clearing House, Inc., an electronic financial transactions processing company; Nutraceutix Inc., a biotechnology company; and Labor Ready, Inc., a temporary labor company. Mr. Schafer was elected a director of the Company in 1984.

The Board of Directors and Its Committees

        The Board of Directors met five times (including one telephonic meeting) in 2001, during which each incumbent director of the Company attended 75 percent or more of the aggregate number of meetings of the Board of Directors and meetings held by committees of the Board on which he served. The Board of Directors has standing audit, compensation, safety and environmental, executive and nominating committees that are composed of directors of the Company.

        Audit Committee:  The Audit Committee is comprised of three outside directors, currently Messrs. Schafer, Buck and Lee. Each of the members of the Audit committee is independent as defined by the New York Stock Exchange listing requirements. The Audit Committee’s functions include recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plan and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls. The Audit Committee met twice during 2001.

        Compensation Committee:  The Compensation Committee is comprised of three outside directors, currently Messrs. Bech, Lee and Schafer. The Compensation Committee’s functions include the approval of officers’ salaries and bonuses and administration of all of the Company’s employee benefit plans. The Compensation Committee met three times during 2001.

        Safety and Environmental Committee:  The Safety and Environmental Committee is comprised of three members of the Board of Directors, currently Messrs. Buck, Dossey and Loyd. The Safety and Environmental Committee’s functions include the adoption and review of the Company’s safety, health and environmental policies and programs. The Safety and Environmental Committee met four times during 2001.

         Executive Committee:   The Executive Committee is comprised of Mr. Gibbs and two outside directors, currently Messrs. Bech and Buck. The Executive Committee functions in the place of the Board of Directors between regular meetings of the Board and has all the power and authority of the Board of Directors, except for certain matters that may not be delegated under the Company’s bylaws. The Executive Committee met one time during 2001.

         Nominating Committee:  The Nominating Committee is comprised of three members of the Board of Directors, currently Messrs. Gibbs, Bech and Schafer. The purpose of the committee is to review possible candidates for the Board of Directors and recommend nomination of appropriate candidates by the Board. The Nominating Committee did not meet during 2001.

        Pursuant to the Company’s bylaws, nominations for candidates for election to the Board of Directors may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors. Nominations made by a shareholder must be made by giving notice in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or (ii) ten days after the Board first publishes the date of such meeting. The notice shall include all information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee under the Securities Exchange Act of 1934. The notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed.

Compensation of Directors

        Directors’ fees are presently $1,666.67 per month and $1,500.00 for each Board meeting attended in person, plus $1,250.00 for any committee meeting attended. Additionally, committee chairmen receive a fee of $2,000 per year and outside directors are eligible to participate in the Company’s Directors’ Stock Grant Plan which is described on page 19. In 2001, Messrs. Bech, Buck, Lee, Loyd and Schafer were granted options to purchase 7,500 shares under the Company’s 1999 Stock Plan. Mr. Dossey was granted options to purchase 10,000 shares under the Company’s 1999 Stock Plan.

        No member of the Board of Directors was paid any remuneration in 2001 for his service as a director of the Company other than pursuant to the standard compensation arrangement for directors. Directors who are officers of the Company do not receive any compensation for their services as a director. The Company reimburses its directors for travel expenses incurred in attending Board meetings. In addition to the seven directors elected by shareholders, Mr. James S. Palmer now serves as Director Emeritus at the request of the Board. Mr. Palmer joined the Board of Directors of the Company in 1975 and served through the date of the 1999 Annual Meeting. As compensation for his services as Director Emeritus, Mr. Palmer is paid a retainer of $833.34 per month, $1,000 for each Board meeting attended in person and reimbursement for related travel expenses. See also “Certain Relationships and Related Transactions”.

PROPOSAL 2:

RATIFICATION AND APPROVAL OF AN AMENDMENT TO THE
FRONTIER OIL COPORATION 1999 STOCK PLAN

        The Board recommends the approval of an amendment of the Frontier Oil Corporation 1999 Stock Plan (the “1999 Stock Plan”). The 1999 Stock Plan currently has 73,350 shares of common stock available for grants. The only change by this amendment to the 1999 Stock Plan as filed in July 1999 is to increase the number of shares of common stock authorized for grant by one million six hundred thousand shares (1,600,000) (the “Plan Amendment”). The Plan Amendment was approved by the Board on February 15, 2002, subject to its approval by the shareholders. In connection with and as part of their approval of the Plan Amendment, the Board also decided that, for administrative ease, all future grants of stock, stock options and stock related awards by the Company would be made pursuant to the 1999 Stock Plan. In that regard, the Company will cancel 660,100 shares of common stock currently available for new grants under the Frontier Oil Corporation Employee Stock Option Plan upon approval of the Plan Amendment. The net effect of the Plan Amendment and the elimination of new grants under the Frontier Oil Corporation Employee Stock Option Plan will increase the shares available for grant by 939,900 shares to an aggregate of 1,673,350 shares.

        Consistent with the Company’s overall compensation programs, the Compensation Committee will be given the flexibility to use stock options as part of the Company’s stock option program described on page 14, and to continue providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company.

        The full text of the 1999 Stock Plan, as amended and restated, is set forth in Exhibit A to this Proxy Statement. The only change in the plan is to increase the shares of Common Stock available for grant from two million (2,000,000) shares to three million six hundred thousand (3,600,000) shares. The total shares of common stock available for grant under the amended and restated 1999 Stock Plan will be one million six hundred seventy three thousand three hundred fifty shares (1,673,350).

OTHER BUSINESS

        The Board of Directors of the Company knows of no matters expected to be presented at the Annual Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

REPORT OF THE AUDIT COMMITTEE

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

March 15, 2002

To the Board of Directors of Frontier Oil Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2001.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

In past years, the Audit Committee has recommended the appointment of independent auditors for the current year to the Board of Directors, which in turn has recommended ratification of such appointment by our shareholders. Arthur Andersen LLP has served in that capacity for us since 1974 and is familiar with the Company’s business affairs, financial controls and accounting procedures. This year, in light of the events surrounding Arthur Andersen LLP, the Audit Committee and management of the Company are performing additional due diligence. Accordingly, the shareholders are not being asked to ratify the appointment of independent auditors to audit the Company’s financial statements for the year ending December 31, 2002. While we are continuing to work with Arthur Andersen LLP as our independent auditor for the financial statement review for the first quarter of 2002, the Audit Committee will continue to monitor the situation carefully and to gather additional information. The Audit Committee intends to make a decision with respect to the appointment of our independent auditors for the year ending December 31, 2002 that we believe to be in the best interests of the Company and its shareholders.

Arthur Andersen LLP has advised the Company that its representatives will be present at the Annual Meeting to discuss results for the year ended December 31, 2001 and to respond to appropriate questions.

Members of the Audit Committee

Carl W. Schafer, Chairman
G. Clyde Buck
James H. Lee

Fiscal 2001 Audit Firm Fee Summary

        During fiscal year 2001, the Company retained its principal independent auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

                     Audit Fees                                      $265,000
                     Financial Information Systems Design
                         And Implementation Fees                          -0-
                     All Other Fees:
                           Audit Related Fees*                         39,200
                           Other Fees**                                96,800
                                                                     --------
                           Total All Other Fees                      $136,000
*Audit Related Fees include benefit plan audits, accounting consultation and the issuance of consents for registration statements.

**Other Fees include $74,800 for tax return and compliance work and $22,000 for EPA attestation related to reformulated fuels.

EXECUTIVE AND OTHER OFFICERS

        Set forth below are the executive officers of the Company as of year end 2001 along with their ages as of March 4, 2002 and office held by each officer.

        Mr. James R. Gibbs (57) is Chairman of the Board, President and Chief Executive Officer. Information about Mr. Gibbs is included on page 6 with the information on nominees for the Board.

        Ms. Julie H. Edwards (43) is Executive Vice President-Finance & Administration. She joined the Company in March 1991 as Vice President-Secretary & Treasurer, was Senior Vice President-Finance & Chief Financial Officer from August 1994 until April 2000, when she was promoted to her current position. From 1985 to February 1991, she was employed by Smith Barney, Harris Upham & Co. Inc. in the Corporate Finance Department. Prior to 1985, she was employed by Amerada Hess Corporation and American Ultramar, Ltd., which were oil companies, as a geologist.

        Mr. W. Reed Williams (54) has been Executive Vice President Refining & Marketing since joining the Company in July 2000. He has over 28 years of experience in refining and marketing. Prior to joining the Company, Mr. Williams was employed by Ultramar Diamond Shamrock beginning in 1993, where his responsibilities included corporate development, operations planning, pipeline operations and product supply and distribution. His final position at Ultramar Diamond Shamrock was Vice President of Logistics Development. Prior to 1993, Mr. Williams was employed by Tesoro Petroleum Corporation for nineteen years (1973 until 1992) where he held numerous positions, including Group Vice President of Refining, Marketing and Supply from 1990 to 1992. During 1992, he was President of Remote Operating Systems, Inc. before joining Ultramar Diamond Shamrock.

        Mr. J. Currie Bechtol (60) has been Vice President-General Counsel of the Company since January 1998 and became Secretary of the Company in August 2000. Prior to joining the Company, Mr. Bechtol was in private legal practice for 28 years, most recently with Hutcheson & Grundy L.L.P. from 1984 until joining the Company.

        Mr. Jon D. Galvin (48) is Vice President of the Company. He was appointed to this position in September 1997 and served as Vice President-Controller of the Company until July 2000. Mr. Galvin was the Chief Financial Officer of the Company’s Frontier refining subsidiaries from February 1992 until July 2000, when he was promoted to Vice President-Crude Oil Supply of certain of the Company’s refining subsidiaries. Previously, he had spent 15 years with Arthur Andersen, ultimately as Audit Principal.

        Mr. Gerald B. Faudel (52) has been Vice President-Corporate Relations and Environmental Affairs of the Company since February 2000. Mr. Faudel had previously been Vice President-Safety and Environmental Affairs and had served in similar capacities since November 1993. From October 1991 through November 1993, Mr. Faudel was Director of Safety, Environmental and External Affairs of the refining subsidiaries of the Company. Mr. Faudel was employed by Frontier Oil Corporation from October 1989 through October 1991 as Director of Safety, Environmental and External Affairs. Prior to October 1989, Mr. Faudel was employed with Tosco Corporation's Avon Refinery as Manager of Hazardous Waste and Wastewater Program.

        Ms. Nancy J. Zupan (47) is Vice President-Controller of the Company. Prior to her appointment to this position in February 2001, Ms. Zupan was Controller for the Company’s subsidiaries from 1991, when Frontier acquired the Cheyenne Refinery. She held the same position for the prior owners of the Cheyenne Refinery from 1987 until the acquisition. Prior to 1986, Ms. Zupan was employed by Husky Oil Company, the predecessor owner of the Cheyenne Refinery, where she began her career in Cody, Wyoming in 1977 after graduating from the University of Wyoming.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        All members of the Compensation Committee are independent, non-employee directors. The Committee regularly reviews and, with any changes it believes appropriate, approves the Company’s executive compensation program. An independent compensation consultant employed by Towers Perrin was retained by the Committee in 2000 and 2001 to advise the Committee on compensation matters. The Company’s executive compensation program is structured to help the Company achieve its business objectives by:

•	setting levels of compensation designed to attract and retain key executives;
•	providing incentive compensation that varies directly with both Company performance and individual contribution to that performance;
•	linking compensation to financial targets that affect short and long term share price performance; and
•	aligning the interests of the executive with that of the shareholders.

Compensation Program Components

        The particular elements of the compensation program for executive officers are further explained below.

        Base Salary. Base pay levels are largely determined through comparisons with a peer group of companies of similar size, activity and complexity to the Company as determined by the compensation consultants and which companies are included in the Peer Group Index in the graph on page 21. The relative stock price performance of the Company compared to the peer group is one factor used in determining compensation. In addition, salaries are based on the Company’s recent performance and on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Base pay levels for the executive officers are generally in the middle of a competitive range of salaries.

        Annual Incentive Compensation. The Company’s officers and certain other employees are eligible to participate in an annual incentive compensation plan with awards based primarily on the attainment of certain earnings goals established by the Company’s annual budget, which is approved by the Board of Directors. The objective of this incentive plan is to deliver competitive levels of compensation for the attainment of financial targets that the Committee believes are important determinants of share price over time. In the event the goals are reached, a group of approximately 40 key employees may be awarded a bonus based on a target percentage of the individual’s salary, with approximately 30% of the bonus awarded paid in the form of Restricted Stock. The individuals may also elect to receive all or a portion of their cash incentive award in additional shares of Restricted Stock, in which case the value of that electively deferred portion of the award will be increased by a 50% “risk premium”. An important additional feature of the incentive compensation plan is that the executives in the top three tiers of management (currently a group of seven individuals) must own 1 to 3 times their annual salary in stock (excluding options). This requirement must be met in early 2004.

        In 1999, the Company did not meet its budget but completed a major acquisition late in the year. In recognition of the immense amount of effort put into the acquisition by certain employees, acquisition bonuses were made in early 2000 to approximately 15 individuals. In 2000, the Company achieved record earnings and cash flow, exceeding 1998‘s record results and the Company’s budget by a significant margin. Bonuses were therefore made to all employees in early 2001, including a group of key employees who received a portion of their bonuses in shares of Restricted Stock of the Company. In 2001 the Company achieved record earnings, significantly exceeding the record earnings in 2000. In recognition of the record results in 2001, substantial bonuses were made to a significant number of employees in early 2002, and the employees participating in the Restricted Stock Plan described above and on page 19 received a portion of their bonuses in shares of Restricted Stock of the Company.

        Stock Option Program. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of the Company stock, the best interests of the shareholders and management will be closely aligned. Therefore, executives and managers are eligible to receive stock options from time to time at the discretion of the Compensation Committee, giving them the right to purchase shares of Common Stock at a specified price in the future. The number of stock options granted to executive officers is based on such officer’s ability to influence the Company’s performance as determined by the Compensation Committee.

CEO Compensation

        In accordance with the discussion above of the Company’s philosophy for executive compensation, a significant portion of the compensation for the Chief Executive Officer is based upon the Company’s performance. Mr. Gibbs, who has served as Chief Executive Officer since April 1992 and Chairman of the Board since 1999, joined the Company in 1982 and has served in a number of executive positions. A significant portion of Mr. Gibbs’ total cash compensation is tied to the performance of the Company. Mr. Gibbs received a meaningful acquisition bonus for the 1999 acquisition of the El Dorado Refinery paid in early 2000, a significant incentive bonus in early 2001 for 2000 results and a significant performance bonus in early 2002 for 2001 results as described two paragraphs above and as shown in the Summary Compensation table which follows. Mr. Gibbs also participated in the Company’s savings plans.

Members of the Compensation Committee

Douglas Y. Bech, Chairman
James H. Lee
Carl W. Schafer

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

        The following table sets forth information regarding compensation earned by the Company’s Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer for services rendered in all capacities to the Company and its subsidiaries in the years 1999 through 2001.

                                                      SUMMARY COMPENSATION TABLE

 --------------------------------------------------------------------------------------------------------------
                                                                     Long Term Compensation
                                                               -----------------------------------
                                      Annual Compensation              Awards           Payouts
                                                               -----------------------------------
                                                      Other                 Securities
                                                      Annual    Restricted  Underlying
                                                     Compen-      Stock      Options/     LTIP     All Other
         Name and                 Salary    Bonus     sation      Awards       SARS     Payouts   Compensation
    Principal Position     Year    ($)       ($)       ($)       ($) (1)       (#)        ($)       ($) (4)
 --------------------------------------------------------------------------------------------------------------

 James R. Gibbs            2001   630,000   744,188     0         318,938 (2)  100,000     0         134,680 (5)
 Chairman of the Board,    2000   560,000   364,000     0         450,365 (3)  400,000     0         115,355
 President and Chief       1999   500,000   300,000     0               0      230,000     0          96,554
 Executive Officer

 Julie H. Edwards          2001   350,000   241,500     0         181,125 (2)   45,000     0          64,457 (6)
 Executive Vice            2000   300,000   130,000     0         185,588 (3)  115,000     0          39,703
 President -
 Finance & Administration  1999   260,000    91,000     0               0       88,000     0          33,113

 W. Reed Williams          2001   365,000   287,438     0         123,188 (2)   45,000     0          36,584 (7)
 Executive Vice            2000   142,084    77,500     0          95,888 (3)  115,000     0          14,921
 President -
 Refining & Marketing      1999         0         0     0               0            0     0               0

 J. Currie Bechtol         2001   200,000    84,000     0          63,000 (2)   20,000     0          45,760 (8)
 Vice President-General    2000   180,000    63,000     0          77,947 (3)   48,000     0          32,087
 Counsel & Secretary       1999   170,000    59,500     0               0       58,000     0          26,256

 Jon D. Galvin             2001   235,000    70,500     0         211,500 (2)   20,000     0          60,146 (9)
 Vice President            2000   215,000   112,500     0         139,194 (3)   52,000     0          36,841
                           1999   190,000    66,500     0               0       44,000     0          30,842

 --------------------------------------------------------------------------------------------------------------
(1)	Restricted Stock Awards are presented in the table at their value as of grant date as defined in the Restricted Stock Plan. Such value changes with the market value of the Company's common stock. At December 31, 2001, Mr. Gibbs held 67,826 shares of restricted stock having a value of $1,128,625. Ms. Edwards held 27,950 shares of restricted stock having a value of $465,088 at such date. Mr. Williams held 14,441 shares of restricted stock having a value of $240,298 at such date. Mr. Bechtol held 11,739 shares of restricted stock having a value of $195,337 at such date. Mr. Galvin held 20,963 shares of restricted stock having a value of $348,824 at such date. Such shares of restricted stock are not entitled to receive dividends declared and paid on the Company's common stock prior to vesting.

(2)	Represents the value of the restricted stock awards which comprise a portion of the 2001 compensation for each of the named executive officers as of the date of the grant of such awards. Such restricted stock awards included 18,761 shares to Mr. Gibbs, 10,654 shares to Ms. Edwards, 7,246 shares to Mr. Williams, 3,706 shares to Mr. Bechtol and 12,441 shares to Mr. Galvin. All of such shares of restricted stock vest according to the following schedule: 25% on the first anniversary of the grant date (March 13, 2003), 25% on the second anniversary of the grant date (March 13, 2004), and 50% on the third anniversary date (March 13, 2005). Of such restricted stock awards, 3,551 shares with respect to Ms. Edwards, 1,235 shares with respect to Mr. Bechtol and 8,294 shares with respect to Mr. Galvin were awarded in lieu of a portion of their cash bonus upon the election of each such named executive officer as permitted by the Restricted Stock Plan.

(3)	Represents the value of the restricted stock awards which comprise a portion of the 2000 compensation for each of the named executive officers as of the date of the grant of such awards. Such restricted stock awards included 67,826 shares to Mr. Gibbs, 27,950 shares to Ms. Edwards, 14,441 shares to Mr. Williams, 11,739 shares to Mr. Bechtol and 20,963 shares to Mr. Galvin. All of such shares of restricted stock vest according to the following schedule: 25% on the first anniversary of the grant date (March 13, 2002), 25% on the second anniversary of the grant date (March 13, 2003) and 50% on the third anniversary of the grant date (March 13, 2004).

(4)	Includes amounts contributed under the Company’s retirement/savings plans, deferred compensation plan and premiums paid by the Company for individual life insurance. Detail is given in notes (5) through (9).

(5)	Mr. Gibbs’ Other Compensation includes $17,988 of Company contribution to his retirement/savings plan account, $101,292 of Company contribution to his retirement/savings plan account through a deferred compensation program and $15,400 of life insurance premiums paid by the Company.

(6)	Ms. Edwards’ Other Compensation includes $17,988 of Company contribution to her retirement/savings plan account, $42,012 of Company contribution to her retirement/savings plan account through a deferred compensation program and $4,457 of life insurance premiums paid by the Company.

(7)	Mr. Williams’ Other Compensation includes $17,988 of Company contribution to his retirement/savings plan account, $13,572 of Company contribution to his retirement/savings plan account through a deferred compensation program and $5,024 of life insurance premiums paid by the Company.

(8)	Mr. Bechtol’s Other Compensation includes $17,988 of Company contribution to his retirement/savings plan account, $23,712 of Company contribution to his retirement/savings plan account through a deferred compensation program and $4,060 of life insurance premiums paid by the Company.

(9)	Mr. Galvin’s Other Compensation includes $17,988 of Company contribution to his retirement/savings plan account, $35,112 of Company contribution to his retirement/savings plan account through a deferred compensation program and $7,045 of life insurance premiums paid by the Company.

Stock Options

        The Company currently maintains four stock option plans pursuant to which options to purchase shares of Common Stock are outstanding. Two of these plans currently have shares of Common Stock available for future grants to eligible employees, including one plan, the 1999 Stock Plan, in which directors and other non-employee agents of the Company are eligible to participate. The purpose of the stock option plans is to advance the best interest of the Company by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company. As of March 4, 2002, there were 733,450 of shares of Common Stock available for grant under the Company’s existing stock option plans. Ratification and approval by the shareholders of the proposed amendment to the 1999 Stock Plan will result in the cancellation of 660,100 shares available for grant under another option plan and a total of 1,673,350 shares of Common Stock available for grant under the Company’s stock option plans.

                                                   OPTION GRANTS IN 2001

----------------------------------------------------------------------------------- -----------------------------
                                Individual Grants
-----------------------------------------------------------------------------------
                      Number of     Percent of                                          Potential Realizable
                      Securities       Total                                              Value at Assumed
                      Underlying      Options                                          Annual Rates of Stock
                       Options      Granted to      Exercise                           Price Appreciation for
                       Granted       Employees        Price         Expiration            Option Term (1)
                                                                                    -----------------------------
       Name              (#)          in 2001        ($/sh)            Date              5%             10%
-------------------- ------------- -------------- -------------- ------------------ -------------- --------------

James R. Gibbs            100,000      16.1           8.60            2/27/06           237,602      525,039
Julie H. Edwards           45,000       7.2           8.60            2/27/06           106,921      236,267
W. Reed Williams           45,000       7.2           8.60            2/27/06           106,921      236,267
J. Currie Bechtol          20,000       3.2           8.60            2/27/06            47,520      105,008
Jon D. Galvin              20,000       3.2           8.60            2/27/06            47,520      105,008

-------------------- ------------- -------------- -------------- ------------------ -------------- --------------
(1)	The Commission requires disclosure of the potential realized value or present value of each grant. The disclosure assumes the options will be held for the full term of the option prior to exercise. Such options may be exercised prior to the end of such term. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price or the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.

                                           AGGREGATE OPTION EXERCISES IN 2001
                                         AND OPTION VALUES AT DECEMBER 31, 2001

----------------------- -------------- ---------------- ---------------------------- ----------------------------
                           Shares                          Number of Securities         Value of Unexercised
                         Acquired on                      Underlying Unexercised       In-the-Money Options at
                          Exercise          Value        Options at Dec. 31, 2001           Dec. 31, 2001
         Name                (#)          Realized       Exercisable/Unexercisable    Exercisable/Unexercisable
                                                                                                 (1)
----------------------- -------------- ---------------- ---------------------------- ----------------------------

James R. Gibbs                277,800       $2,444,475              412,500/317,500        $4,194,313/$2,999,138
Julie H. Edwards               94,000          376,530              140,500/107,500          1,453,076/1,058,644
W. Reed Williams                    0                0                68,750/91,250              558,500/739,400
J. Currie Bechtol              16,000          114,800                64,000/46,000              657,085/429,065
Jon D. Galvin                  38,800          181,390                92,200/49,000            1,021,658/459,360

----------------------- -------------- ---------------- ---------------------------- ----------------------------
(1)	Computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of the Company’s Common Stock on December 31, 2001 was $16.64 based on the closing sale price on December 31, 2001.

Restricted Stock Plan

        In February 2001, the Board of Directors approved the Frontier Oil Corporation Restricted Stock Plan, which is a component of the Company’s incentive compensation plan utilized by the Compensation Committee. Under the Restricted Stock Plan, 1,000,000 shares of treasury stock of the Company have been reserved (the “Restricted Stock”) for Restricted Stock grants to be made under the incentive compensation program. As of March 13, 2002, 364,513 shares of restricted stock have been granted and are outstanding under the Restricted Stock Plan. Restricted Stock granted under the Restricted Stock Plan vests over three years of continuous employment with the Company as follows: 25% on the first anniversary of the grant, 25% on the second anniversary of the grant and the remaining 50% on the third anniversary of the grant. The Restricted Stock Plan also provides that the Restricted Stock Awards will vest automatically upon a change of control of the Company or if the executive’s employment is terminated due to death, disability or by the Company other than for “cause”.

Directors’ Stock Grant Plan

        In 1995, the Board of Directors established a stock grant plan for non-employee directors. The purpose of the stock grant plan is to advance the best interest of the Company by increasing the non-employee directors’ proprietary interest in the success of the Company. Further, the stock grant plan allows for additional compensation to the non-employee directors without incurring cash expenses to the Company.

        Under the Directors’ Stock Grant Plan, automatic grants of a fixed number of shares (currently 500 shares per non-employee director) are made on certain predetermined dates (currently approximately every 15 months) out of the Treasury shares owned by the Company. In April 2000, Messrs. Bech, Buck, Loyd and Schafer received 500 shares of common stock. In July 2001, Messrs. Bech, Buck, Dossey, Lee, Loyd and Schafer received 500 shares of common stock. As of March 4, 2002, 45,000 shares of common stock remain available for grant under this plan.

Employment Agreements

        In December 2000, the Company entered into employment agreements with Mr. Gibbs, Ms. Edwards, Mr. Williams, Mr. Bechtol, Mr. Galvin and Mr. Faudel and with Ms. Zupan in February 2001. These agreements provide that in the event of a change of control of the Company, the executive will remain in his or her position as of the date of the agreement with commensurate duties for a period of three (3) years from the change of control. Each agreement provides that the executive officer will receive at least the same level of base compensation and other benefits as were being received by such executive officer immediately prior to the change of control. In addition, the agreements each provide for payment of annual performance bonuses determined by percentages of the base salary (75% for Mr. Gibbs, 50% for Ms. Edwards, Messrs. Williams and Galvin, 40% for Ms. Zupan, and 35% for Messrs. Bechtol and Faudel) in effect during the three year term. In the event of termination of the executive officer for any reason other than cause during the three year term of employment, the Company is required to continue to pay the executive officer the stated compensation for the three (3) year period following termination, including the value of unexercised in-the-money stock options, as provided by the terms of the agreements.

Certain Relationships and Related Transactions

        Burnet, Duckworth & Palmer, a law firm of which Mr. Palmer is a partner, is retained by the Company as its counsel for certain Canadian legal matters.

        Mr. Dossey consults on behalf of the Adizes Institute LLC, a management consulting organization. In July 2001, the Company entered into an agreement for a one year corporate membership with the Adizes Institute for a fee of $150,000 plus certain expenses. In 2001, the Company paid $87,900 to the Adizes Institute for 50% of the annual fee and reimbursement of the expenses related to their services. The remainder of the membership fee will be paid in 2002 and the Company anticipates that such services will be completed in 2002.

Comparison of 5 Year Cumulative Total Return of
the Company, Peer Group Index and Broad Market Index

Assumes $100 invested December 31, 1996 in (i) the Company’s Common Stock, (ii) a peer group of independent refining companies (the “Refining Peer Group”) which includes Ashland Inc., Giant Industries, Holly Corporation, Sun Company, Tesoro Petroleum Corporation, Ultramar Diamond Shamrock and Valero Energy Corporation, and (iii) the S & P 500 Index. The Company’s peer group has changed from prior years due to the 2001 acquisition of Tosco Corporation by another company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Members of the Compensation Committee are Messrs. Bech, Lee and Schafer. No member of the Compensation Committee of the Board of Directors of the Company was, during 2001, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

        During 2001 no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

SECTION 16 FILINGS DISCLOSURE

        Section 16(a) of the 1934 Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company’s knowledge, based solely on review of the Company’s copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, with the exception of three transactions by Gerald Faudel in 2001 involving a de-minimus number of shares. His shareholdings have subsequently been reported in a Form 5 filing and in a late Form 4 filing in March 2002.

SHAREHOLDER PROPOSALS

        Proposals of shareholders intended to be included in the Proxy Statement relating to the Company’s 2003 Annual Meeting of Shareholders (the “2003 Annual Meeting”) pursuant to Rule 14a-8 under the 1934 Act (“Rule 14a-8”) must be received by the Company no later than November 18, 2002 and must otherwise comply with the requirements of Rule 14a-8.

        Proposals of shareholders submitted for consideration at the Company’s 2003 Annual Meeting (outside of the Rule 14a-8 process), in accordance with the Company’s bylaws, must be received by the Company by the later of 60 days before the 2003 Annual Meeting or 10 days after notice of such meeting is first published. If such timely notice of a proposal is not given, the proposal may not be brought before the 2003 Annual Meeting.

MISCELLANEOUS

        All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from directors and officers. All information relating to any beneficial owners of more than 5% of the Company’s Common Stock is based upon information contained in reports filed by such owner with the Commission.

By Order of the Board of Directors, J. CURRIE BECHTOL Vice President-General Counsel & Secretary

March 18, 2002
Houston, Texas

EXHIBIT A

AMENDED AND RESTATED
FRONTIER OIL CORPORATION
1999 STOCK PLAN

         SECTION 1.  Purpose of the Plan.

         The Frontier Oil Corporation 1999 Stock Plan (the “Plan”) is intended to promote the interests of Frontier Oil Corporation, a Wyoming corporation (the “Company”), by encouraging officers, employees, directors and consultants of the Company and its Affiliates to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

         SECTION 2.   Definitions.

         As used in the Plan, the following terms shall have the meanings set forth below:

         “Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, as determined by the Committee, and (iii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code) and any “subsidiary corporation” of any such parent (as defined in Section 424(f) of the Code) thereof.

         “Award” shall mean any Option, Performance Award, Bonus Shares, Other Stock-Based Award or Cash Award.

         “Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

         “Board" shall mean the Board of Directors of the Company.

         “Bonus Shares” shall mean an award of Shares granted pursuant to Section 6(c) of the Plan.

         “Cash Award” shall mean an award payable in cash granted pursuant to Section 6(d) of the Plan.

         “Change in Control” shall mean a change in control of a nature that would be required to be disclosed in a proxy statement, governed by the rules of the Securities and Exchange Commission as in effect on the date of this Agreement; provided that without limitation, such a change in control shall be deemed to have occurred upon the occurrence of any one of the following:

(a) the consummation of any transaction (including without limitation, any merger, consolidation, tender offer, or exchange offer) the result of which is that any individual or “person” (as such term is used in Sections 13(d)(3) and 14(d)(2), of the Securities Exchange Act of 1934 - the “Exchange Act”) is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities,

(b) the first day during any period of 24 consecutive months, commencing before or after the date of this Agreement that the individuals, who at the beginning of such 24 month period were directors of the Company for whom the Executive shall have voted, cease for any reason to constitute at least a majority of the Board of Directors of the Company,

(c) the sale, lease, transfer, conveyance or other disposition (including by merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole,

(d) the adoption of a plan relating to the liquidation or dissolution of the Company, or

(e) the date the Company files a report or proxy statement with the SEC stating that a change in control has or may occur pursuant to any then existing contract or termination.

         “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

         “Committee” shall mean the Compensation Committee of the Board.

         “Consultant” shall mean any individual, other than a Director or an Employee, who renders consulting services to the Company or an Affiliate for a fee.

         “Director” shall mean a “non-employee director” of the Company, as defined in Rule 16b-3.

         “Employee” shall mean any employee of the Company or an Affiliate or any person who has been extended an offer of employment by the Company or an Affiliate.

         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

         “Fair Market Value” shall mean, with respect to Shares, the closing sales price of a Share on the applicable date (or if there is no trading in the Shares on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

         “Option” shall mean an option granted under Section 6(a) of the Plan. Options granted under the Plan shall constitute “incentive stock options” for purposes of Section 422 of the Code or nonqualified stock option.

         “Other Stock-Based Award” shall mean an award granted pursuant to Section 6(e) of the Plan that is not otherwise specifically provided for, the value of which is based in whole or in part upon the value of a Share.

         “Participant” shall mean any Director, Employee or Consultant granted an Award under the Plan.

         “Performance Award” shall mean any right granted under Section 6(b) of the Plan.

         “Person” shall mean individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

         “Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

         “SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

         “Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, no par value, and such other securities or property as may become the subject of Awards under the Plan.

         SECTION 3.  Administration.

         The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee.

         SECTION 4.  Shares Available for Awards.

         (a) Shares Available.  Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 3.6 million. If any Award is exercised, paid, forfeited, terminated or canceled without the delivery of Shares or other consideration, then the Shares covered by such Award, to the extent of such payment, exercise, forfeiture, termination or cancellation, shall again be Shares with respect to which Awards may be granted.

         (b) Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

         (c) Adjustments.   In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin- off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.

         SECTION 5.   Eligibility.

         Any Employee, Director or Consultant shall be eligible to be designated a Participant.

         SECTION 6.   Awards.

         (a) Options.   Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

             (i) Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on such grant date.

             (ii) Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned for more than six months, outstanding Awards, Shares that would otherwise be acquired upon exercise of the Option, a “cashless- broker” exercise (through procedures approved by the Company), other securities or other property, loans, notes approved by the Committee, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

             (iii) Incentive Stock Options.  The terms of any Option granted under the Plan intended to be an incentive stock option shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive stock options may be granted only to employees of the Company and its parent corporation and subsidiary corporations, within the meaning of Section 424 of the Code. To the extent the aggregate Fair Market Value of the Shares (determined as of the date of grant) of an Option to the extent exercisable for the first time during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such Option Shares in excess of $100,000 shall not be incentive stock options.

             (iv) No Repricings.  The Committee may not amend an Option to lower its exercise price nor cancel an Option and grant a replacement Option with a lower exercise price.

         (b) Performance Awards.   The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash amount at the time of grant and confer on the Participant the right to receive payment of such Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish with respect to the Award.

(i) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award.

(ii) Payment of Performance Awards. Performance Awards may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the performance period, in accordance with procedures established by the Committee with respect to such Award.

         (c) Bonus Shares.  The Committee shall have the authority, in its discretion, to grant Bonus Shares to Participants. Each Bonus Share shall constitute a transfer of an unrestricted Share to the Participant, without other payment therefor, as additional compensation for the Participant's services to the Company.

         (d) Cash Awards.  The Committee shall have the authority to determine the Participants to whom Cash Awards shall be granted, the amount, and the terms or conditions, if any, as additional compensation for the Participant's services to the Company or its Affiliates. A Cash Award may be granted (simultaneously or subsequently) separately or in tandem with another Award and may entitle a Participant to receive a specified amount of cash from the Company upon such other Award becoming taxable to the Participant, which cash amount may be based on a formula relating to the anticipated taxable income associated with such other Award and the payment of the Cash Award.

         (e) Other Stock-Based Awards.   The Committee may also grant to Participants an Other Stock-Based Award, which shall consist of a right which is an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

         (f) General.

             (i) Awards May Be Granted Separately or Together.   Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

             (ii) Forms of Payment by Company Under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

             (iii) Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(C) Notwithstanding anything in the Plan to the contrary, to the extent specifically provided by the Committee with respect to a grant, an Option (other than an incentive stock option) may be transferred to immediate family members or related family trusts, limited partnerships or similar entities on such terms and conditions as the Committee may establish.

             (iv) Term of Awards.   The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

             (v) Share Certificates.  All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

             (vi) Consideration for Grants.  Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

             (vii) Delivery of Shares or other Securities and Payment by Participant of Consideration.   No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price, tax payment or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

         SECTION 7.  Amendment and Termination.

         Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

             (i) Amendments to the Plan.  Except as required by applicable law or the rules of the principal securities market on which the shares are traded and subject to Section 7(ii) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, no such amendment may be made without stockholder approval, if such amendment would (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares authorized under the Plan, or (iii) materially increase the Persons eligible for Awards under the Plan.

         (ii) Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(iii), in any Award shall reduce the benefit to Participant without the consent of such Participant.

         (iii) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

         SECTION 8.   Change in Control.

         Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control of the Company all outstanding Awards automatically shall become fully vested immediately prior to such Change in Control (or such earlier time as set by the Committee), all restrictions, if any, with respect to such Awards shall lapse, all performance criteria, if any, with respect to such Awards shall be deemed to have been met in full (at the highest level), and unless the Company survives as an independent publicly traded company, all Options outstanding at the time of the event or transaction shall terminate, except to the extent provision is made in writing in connection with such event or transaction for the continuation of the Plan and/or the assumption of the Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor entity, or the parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted shall continue in the manner and under the terms so provided.

         SECTION 9.   General Provisions.

         (a) No Rights to Awards.   No Director, Employee, Consultant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Consultants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

         (b) Withholding.  The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award, other Awards or other property) of any applicable taxes required to be withheld by the Company in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant's tax obligation through the "constructive" tender of already-owned Shares or the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award.

         (c) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

         (d) Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Wyoming and applicable federal law.

         (e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

         (f) Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

         (g) No Trust or Fund Created.  Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

         (h) No Fractional Shares.   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

         (i) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

         (j) Parachute Tax Gross-Up.  If it shall be finally determined that the grant, payment or acceleration of vesting or payment, whether in cash or stock, of any Award made to a Participant under the Plan is subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay such person an amount of cash (the "Additional Amount") such that the net amount received by such person after paying all applicable taxes (and any interest and penalties imposed with respect thereto) on such Additional Amount shall be equal to the amount that such person would have received if Section 4999 were not applicable.

         SECTION 10.  Effective Date of the Plan As Amended and Restated.

         The Plan was approved by the stockholders at the Company's annual stockholders' meeting on April 29, 1999. Immediately after such stockholder approval, the Plan was amended on the same date by a First Amendment, effective for all purposes as of April 29, 1999. The Plan as amended and restated shall be effective for all purposes as of April 29, 1999.

         SECTION 11.   Term of the Plan.

         No Award shall be granted under the Plan after the 10th anniversary of the date the Plan is adopted by the Board. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

Frontier Oil Corporation

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☐ Mark this box with an X if you have made changes to your name or address details below.

MR A SAMPLE
DESIGNATION (IF ANY)
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C 1234567890 J N T

Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example. A B C 1 2 3 X

Annual Meeting Proxy Card

A Election of Directors

1. The Board of Directors Recommends a vote FOR the listed nominees.

	For	Withhold
01 - James R. Gibbs	☐	☐
02 - Douglas Y. Bech	☐	☐
03 - G. Clyde Buck	☐	☐
04 - T. Michael Dossey	☐	☐
05 - James H. Lee	☐	☐
06 - Paul B. Loyd, Jr.	☐	☐
07 - Carl W. Schafer	☐	☐

B Other Proposal

The Board of Directors recommends a vote FOR the following resolution. Please read the resolution in full in the accompanying Proxy Statement.

In their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned.
IF NO ELECTIONS ARE MADE, THE PROXIES WILL BE VOTED FOR PROPOSALS 1 AND 2.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Important: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1	Signature 2	Date (dd/mm/yyyy)
		/ /

A526 1 U P X 007NHE

Proxy - Frontier Oil Corporation

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoint(s) JAMES R. GIBBS and JULIE H. EDWARDS, or either of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Shareholders of Frontier Oil Corporation to be held at the offices of Andrews & Kurth Mayor, Day, Caldwell & Keeton, L.L.P. located at 600 Travis Street, Suite 4200, Houston, Texas, on Thursday, April 18, 2002 at 9:00 a.m., Houston time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!

(Continued and to be signed on reverse side.)

007NID